Coopers
& Lybrand


                       CONSENT OF INDEPENDENT ACCOUNTANTS
                       ----------------------------------


To the Directors of Scudder International Fund, Inc.:

We consent to the inclusion in Post-Effective Amendment No. 54 to the Registration Statement of Scudder International Fund, Inc. on Form N-1A of our report dated May 16, 1997 on our audit of the Statement of Assets and Liabilities of the Scudder International Fund, which report is included in the Annual Report to Shareholders for the period ended March 31, 1997 which is included in the Post-Effective Amendment to the Registration Statement.

We also consent to the reference to our Firm under the caption "Experts".


                                                      /s/Coopers & Lybrand L.L.P
Boston, Massachusetts                                   COOPERS & LYBRAND L.L.P.
May 30, 1997